EXHIBIT 99.1

November 10, 2025

TO:	All Stockholders
(Addressed Individually)

SUBJECT:	Report from the President

FHLBNY Announces Third Quarter Operating Highlights

At the Federal Home Loan Bank of New York, we are always focused on delivering on our foundational mission to provide liquidity and support housing finance. Our funding plays a crucial role in supporting economic development in communities across our region, just as FHLBank funding does in markets across the country – helping our members support their customers and providing broad financial stability in all market conditions.

Throughout 2025, we have continued to meet our members’ needs, providing on-demand funding to help them better serve their customers and communities. Our results for the third quarter of 2025, which we announced on October 23, reflect the certainty of our funding, which is central to our ability to execute on our vital mission, with $96.4 billion in advances out to members at quarter-end.

FHLBNY Expands Community Support Efforts

In the days following the release of our second quarter earnings in July, we announced the 2025 round of our Small Business Recovery Grant Program – making $5 million in grant funding available to our members to support local small businesses, farms and non-profits across our region. It was only fitting then that in the days after our third quarter results were released, we announced that we would make an additional $2.5 million in funding available through the Program. Since the Program’s inception, we have seen tremendous member participation – accessing the Program to provide grants of up to $10,000 to qualifying small businesses, including farms and non-profit organizations, that have faced financial challenges due to adverse market or economic conditions. Since 2020, we have awarded more than $25 million in Small Business Recovery Grant Program funds, partnering with our members to make a positive impact for the local institutions that are a key part of the fabric of communities across our District.

We also closed out October by announcing the launch of our new Lender-Paid Mortgage Insurance Reimbursement (“LPMI”) Grant Program for low-to-moderate income (“LMI”) borrower loans through our Mortgage Asset Program (MAP®). As of November 3, the FHLBNY is proud to offer MAP participants with an LPMI grant of up to $10,000 to sell conventional LMI portfolio and newly originated LMI loans to MAP, including conventional LMI portfolios and newly originated LMI loans. This new grant program supports our members’ ability to offer additional affordable mortgage options for LMI borrowers by covering mortgage insurance costs and reducing monthly payments, thereby expanding homeownership opportunities across our region and beyond.

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The LPMI Grant Program – just like our Small Business Recovery Grant Program, Affordable Housing Program, Homebuyer Dream Program, and Zero Development Advance Program – is funded directly from our earnings. The FHLBNY, like all FHLBanks, makes our most significant impact through the broad benefits of our foundational liquidity mission, but our suite of housing and community development programs provides us with the opportunity – and honor – to partner with our members on targeted efforts that make a positive and lasting difference in the lives of so many.

2025 FHLBNY Board Elections Are Underway

On October 14, 2025, the 2025 Federal Home Loan Bank of New York Director Election ballot package was distributed electronically to eligible FHLBNY members. This year, one Member Director seat representing New Jersey members, one Member Director seat representing Puerto Rico and U.S. Virgin Islands members, and one District-wide Independent Director seat are up for election. Your vote is very important, so we ask that you take the time to review the package upon receipt and promptly return your ballot to the FHLBNY by 5:00 p.m. ET on Thursday, November 13. Please refer any election questions you may have to Ronald Crawley, the FHLBNY’s Associate General Counsel, at generalcounsel@fhlbny.com or (212) 441-6874.

Our Board is a key part of our cooperative, and I encourage you to participate in this year’s election process. For those of you who have already voted, we thank you.

Sincerely,

Randolph C. Snook

President and Chief Executive Officer

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

This report may contain forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are based upon our current expectations and speak only as of the date hereof. These statements may use forward-looking terms, such as “projected,” “expects,” “may,” or their negatives or other variations of these terms. The Bank cautions that, by their nature, forward-looking statements involve risk or uncertainty and that actual results could differ materially from those expressed or implied in these forward-looking statements or could affect the extent to which a particular objective, projection, estimate, or prediction is realized. These forward-looking statements involve risks and uncertainties including, but not limited to, regulatory and accounting rule adjustments or requirements, changes in interest rates, changes in projected business volumes, changes in prepayment speeds on mortgage assets, the cost of our funding, changes in our membership profile, the withdrawal of one or more large members, competitive pressures, shifts in demand for our products, and general economic conditions. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.

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